Bash

Bash® is a platform for epic events and epic people, simplifying finding and booking entertainment, venues, vendors and more for various events. Designed to make event creation and discovery effortless, we connect users with a wide array of event professionals to ensure memorable occasions.



Invest

$99 minimum investment

DEADLINE: October 18, 2025

in 3 months

SHARE PRICE
$0.50

TOTAL RAISED ON NETCAPITAL
$1,300

TOTAL RAISED THIS ROUND
$1,300

VALUATION THIS ROUND
$4,500,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Bash® is not just a SaaS platform; we believe it's a societal revolution. We are aiming at the heart of lost and lonely Americans trying to connect in business and in person. Our focus is planned to initially be on family offices and then we plan to expand our marketing more broadly to general society, including college students. Our product focuses on seamlessly blending event planning, social media engagement, and lead-generation into a single, intuitive platform. Our mission is to empower our users with tools that not only streamline event organization but also foster deeper connections within local and global communities.

> ***"I don't like using or even want to use Eventbrite. I only use it because I need to. I love what you're doing with Bash® and I will gladly promote it to my eighty thousand followers."***
>
> – Candace Holyfield
> Founder of SixFigureSpaChick

Our goal is to redefine the event management experience by providing an innovative, all-in-one solution. We focus on task and volunteer coordination, comprehensive profile management for various event roles, and enhanced social media interaction, all underpinned by a steadfast commitment to safety and inclusivity.



We envision a world where every event, whether a cozy house party or a large-scale music festival, is not just an event but a memorable experience. Our vision is to make organizing, promoting, and attending events a seamless, enjoyable journey, thereby enriching lives and strengthening community bonds.

In Phase One, we aim to focus on family offices. We plan to cater to their needs and make the event planning experience really stellar for them and then take what we've learned and built and share it with the masses. One particular feature we are excited to share with them is our special geolocation feature which will allow us to determine how long two people have been standing next to each other, helping to qualify leads and determine intent and interest, thus helping them speed up their time to close metrics on deals.

SUCCESS TO DATE



- ***Past Revenue:***
  – We just held a Smash Bros. Tournament where we charged $5 per ticket on Bash® and $10 on Venmo and most people chose to pay through Bash®. We put $5 from each ticket towards the pot and gave it to the winner at the end of the night. Everyone had a lot of fun! We aim to make this event as big as the EVO conference someday.
- ***Upcoming Revenue:***
  – Planning a local music festival in July.
  – Aiming to partner on a **non-profit music festival for mental health awareness and suicide prevention** in August at the Utah Motorsports Campus.
  – **Won a Vegas pitch competition** put on by Million Dollar Mingle with $100k investment opportunity as the grand prize.
  – In process of signing a deal with **Osteostrong to have their 200+ franchises use Bash®** for their location opening parties.
- We're thrilled to announce our placement as **Producer's Pick on America's Real Deal**, with filming set to begin in late August and the season premiering in October, **hosted by Joey Fatone from NSYNC.**
- **Promise2Live** has offered to put me on their show.
- After the pitch competition, famous record producer **Luca Dayz stopped me to say he wants to get all of his artists on Bash**. He's been interacting with Bash's instagram.

PROBLEM

Untapped Opportunity: The Hidden Challenges of Event Industry Discontent

Event attendees feel overwhelmed by the current event discovery process, with all events treated equally and too many poor options available. Despite their willingness to invest in experiences, they prefer word-of-mouth recommendations over traditional advertising methods. Platforms like Ticketmaster and LiveNation, although focused on larger events, are criticized for hidden fees, leading to a growing dissatisfaction among users. The event landscape is polarized between large, expensive productions and poorly executed free events, leaving a gap for moderately priced, well-executed gatherings. Organizers struggle to market events without hefty budgets, resulting in a decline in quality and ticket prices. Trust issues persist between organizers and service providers, exacerbated by ineffective advertising methods like online ads being blocked by ad blockers. This presents an opportunity for a solution that simplifies event discovery and fosters transparency in the industry.

SOLUTION

Immersive, personalized, localized experiences. Bash® - Your Gateway to Unforgettable Experiences and Networking Opportunities

A more cost effective method of getting in front of your target audience is letting an event organizer matchmake between an audience they are inviting with service providers they are contracting to support their event. This personalized touch is far more effective than a cold online ad or billboard. Trust is built in the community as the event organizer continues to throw worthwhile events for both the services and the attendees.

We also require that all of our users sign up with an ID within 24 hours of signing up with their current information. We utilize Stripe, maximizing security and eliminating risk of AI bots, spammers, and scammers from existing on our platform. This is intended to create the most valuable community of event goers and throwers we possibly can create and deliver the best user experience we possibly can.

Invest in more than just a business; invest in a vision. With our platform, you're not only tapping into a lucrative market; you're becoming a catalyst for genuine connections and community-centric success. Seize the opportunity to be at the forefront of innovation and watch your investment soar.



BUSINESS MODEL

Our planned blended SAAS model:

- Free - Organizer requirements: $5 min cover charge, 10 person RSVP threshold to show publicly, pays fees as Guest.
- Premium - pays monthly subscription, waives organizer requirements and fees as guest.
- VIP - invite-only tier, costs $1k per month/10k/year.

Services:

- They can charge what rate they would like, but we plan to establish market rates based on location and service type, and we plan to give them a suggested rate to charge based on experience/rating, etc. If a service wants to charge more or less they can, but they must justify why (whether it's experience, quality, etc.).
- Bash® plans to test taking a service fee and/or charging a monthly subscription.
- Bash® plans to offer property managers to venue owners.
- Bash® plans to charge a finders fee to hosts for connecting them to finance partners.

Organizations/Associations (ie: clubs, churches, fraternities/sororities):

- They can run their memberships through Bash, or link to their own sites.
- Bash plans to negotiate and take a commission and/or royalty on active members if they have a membership structure.

Non-profit strategy:

- We plan to be supporting a lot of non-profit events and taking a management fee to put them on, trying to prove it can be affordable and viable to put on an epic and meaningful event.

MARKET


The Market (College Partiers)
American college students who go to college intending to party – 27% (5.13M)[1]
At a 7.1% fee for rev (10%, would include processing fee)
According to Eventbrite, "the average event-goer spends $81 on a night out, and goes out two nights a week." That's $648 per month. Assuming conservatively that students spend ⅓ of the average event goer per month, that's $216/mo.
$3.5B
TAM
19M college students enrolled in the U.S. x $216 per student x .071 x 12 [2]
$944M
SAM
5.13M in U.S. intend to party (5.13M students x $216 x 12 months x 7.1%)[3]
$94M
SOM
Our U.S. Market Annual Opportunity
(10% of available market, doesn't include festival tickets)
1. Niznik Behavioral Health - Party School Pride
2. Eventbrite - The Nightlife Industry
3. Statista - U.S. College Enrollment
4

TEAM



Team
Bash
Steve Goodrick
Wants a world full of strong communities and incredible stories.
He sees Bash as the next logical step in helping people connect IRL after they connect online.
Crystal Bayat
First woman to protest Taliban. Wants to give refugees a tool to create a life for themselves in U.S.
(as vendors or event organizers or motivational speakers)
Unknown vendors need an easier way to connect with event organizers
Ryan Heil
Wants to be able to manage tasks and volunteers for his events, way to promote his events, and a CRM to engage with past attendees
Aaron Peterson
Wants reminders of the things he needs to do to make his bash awesome
(ie: hire a DJ, remember to buy insurance, etc.)
Nena Picuasi
BYU Grad with a 4.0 in Econ/Finance, Goldman Sachs alum.
Advocate for women's rights and opportunity. Especially interested in helping Latinos.
Seth Robinson
Psychology buff turned finance and startup guru who loves figuring out complex problems.
Helped create this deck and wants to see a more connected and authentic world.
Frank Nielson
Developer with over a decade of Javascript experience.
College friend from BYU reunited after over a decade after realizing he and Steve lived just a few minutes apart.
Jason Baddley
Developer with over two decades of Javascript experience.
Former senior web developer and manager for Weave—Utah's fastest growing tech startup.
Meca Griffin
Social media manager and marketing extraordinaire.
Wants it to be easier to find worthwhile things to do in NYC and advocate for women.
Rachel Wichrowski
Venue relations manager for Blace in NYC. Consultant for sourcing venues for Bash.
Wants it to be easier for venues to reach that golden goal of being 100% fully booked.
9 // The Bash App



Steve Goodrick

Director

Steve Goodrick is a seasoned software developer and entrepreneur with seven years of experience. He is the driving force behind Bash®, an innovative event management platform that achieved 5,000 users on its previous version and 350 users on its first night. As a winner of the Unicorn Universe pitch competition with a $100k investment prize, Steve excels in building effective teams and simplifying complex problems. He envisions Bash® becoming a household name, revolutionizing networking, and raising the quality of events available online. Steve is inspired by creating environments that foster genuine connections, helping to build better communities and a better world.



Nena Picuasi

Director

Nena Picuasi has a strong background in economics and finance. A 4.0 student at BYU, she double-majored in economics and finance and holds an associate degree in business. She started her career at Goldman Sachs and has experience as a New York model, as well as in real estate and creative financing. With five years of experience, she has planned numerous events and started her first business at 14. Motivated by her love for people and desire to help, she excels in task management and brings valuable trading and investment knowledge to the team. Her vision is to connect the world and uplift the impoverished through events.

USE OF PROCEEDS

If the offering's maximum amount of $600,000 is raised:

Use	Value	% of Proceeds
Product Development	$210,600	35.1%
Marketing	$120,000	20.0%
Operations - General & Administrative	$90,000	15.0%
Payroll	$150,000	25.0%
Intermediary fees	$29,400	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in The Bash App, Inc. dba Bash. This offering must reach its target of at least $10,000 by its offering deadline of October 18, 2025 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,200,000 shares
× $0.50 per share

$5,100,000 implied valuation

FINANCIALS

Bash's official name is The Bash App, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 7, 2024
- Form C/A on November 14, 2024
- Form C/A on December 2, 2024
- Form C/A on January 7, 2025
- Form C/A on February 10, 2025
- Form C/A on March 28, 2025
- Form C/A on April 22, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

May 6, 2025	We were invited to pitch on not one, but TWO tv...
Apr 22, 2025	Filed Form C/A
Mar 28, 2025	Filed Form C/A
Feb 10, 2025	Filed Form C/A
Jan 7, 2025	Filed Form C/A
Dec 29, 2024	We got interviewed! Take a look at our first...
Dec 2, 2024	Filed Form C/A
Nov 14, 2024	Filed Form C/A
Nov 7, 2024	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

Stay up to date on the latest investments

Never miss a beat in the world of investments – sign up with your email to stay informed about the latest opportunities, trends, and success stories in the startup ecosystem.

Email address

Subscribe

Netcapital

Product

- Invest
- Raise Capital
- Investor FAQ
- Entrepreneur FAQ
- Risks

Company

- News
- Careers
- Help Center
- About

Contact

hello@netcapital.com

+1 (617)-231-9270